WELLS FARGO CENTURY, INC.

Loan, Security and Bulk Purchase Agreement

Client:	INFOSONICS CORPORATION, a Maryland corporation
Address:	4350 Executive Drive #100
San Diego, CA 92121
Date:	April 30, 2008

This Loan, Security and Bulk Purchase Agreement is entered into on the above date between WELLS FARGO CENTURY, INC. (“Wells Fargo Century”), whose address is 333 S. Grand Avenue, Suite 4150, Los Angeles, CA 90071 and the client named above (“Client”), whose chief executive office is located at the above address (“Client’s Address”). The Schedule to this Agreement (the “Schedule”) being signed concurrently is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. BULK PURCHASE.

1.1 Bulk Purchase. Wells Fargo Century will act as the sole bulk purchaser to the Client on the terms and conditions set forth in this Agreement. Wells Fargo Century hereby purchases from Client, and Client hereby sells and assigns to Wells Fargo Century, all of Client’s Receivables, which shall include all foreign Receivables due and payable to any subsidiary of Client that have been legally, absolutely and irrevocably assigned to Client by a written agreement in form and substance acceptable to Wells Fargo Century, free and clear of all voluntary liens. The purchase price for the Receivables shall be an amount equal to the net amount thereof, after all discounts available or taken, as herein defined, less the amount of Wells Fargo Century’s A/R Management Fee on the purchase of such Receivables as provided in the Schedule hereof. Such purchase price, less any reserves which Wells Fargo Century may have established as herein provided and less any sums advanced, remitted or otherwise paid to Client or for Client’s account or debited to Client’s account hereunder shall be payable by Wells Fargo Century to Client the next business day after collection of the Receivables purchased. Wells Fargo Century is not assuming the credit risk or any other risk with respect to the Receivables. Without limiting the generality of the foregoing, Wells Fargo Century is not assuming the risk of non-payment for any reason of any Receivable, Wells Fargo Century shall have no obligation to pay the purchase price for any Receivable except to the extent the same is finally collected in immediately available funds, and Wells Fargo Century is not assuming any duty or responsibility to expend any collection effort with respect to any Receivable. Client shall not be entitled to pledge Wells Fargo Century’s credit for any purpose whatsoever.

WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

1.2 Advances. Wells Fargo Century shall, at Client’s request but in Wells Fargo Century’s sole and absolute discretion, make advance payments to Client on the purchase price of Receivables prior to the aforesaid time or times of Wells Fargo Century’s obligation to make payment thereof, and advances with respect to Client’s Eligible Inventory, in an amount up to the Advance Limit set forth on the Schedule. (All of the foregoing are referred to in this Agreement as “Advances”.) Nothing herein shall limit or restrict Wells Fargo Century’s right to adjust advance formulas upward or downward based upon Wells Fargo Century’s lending criteria which is established in Wells Fargo Century’s sole and absolute discretion and on Wells Fargo Century’s own collateral evaluations. All Advances shall be debited by Wells Fargo Century to Client’s account with Wells Fargo Century, and all Advances and all other monetary Obligations shall bear Interest at the Contract Rate set forth in the Schedule from the date of advance to the date repaid. For purposes of calculating interest all payments received on the collection of Receivables shall be credited to Client’s account on the Business Days of actual collection of the Receivable in immediately available funds. Wells Fargo Century may reserve out of the purchase price of all Receivables sold and assigned to Wells Fargo Century and any Advances that may otherwise be available to Client an amount which, in Wells Fargo Century’s judgment, is sufficient to protect Wells Fargo Century against possible returns, claims, allowances, expenses and recourse to Client on Receivables sold and assigned to Wells Fargo Century and against other contingencies for which Client may be chargeable hereunder. As used herein, the term “net amount” of Receivables shall mean the gross amount of Receivables less returns, allowances and discounts to customers upon shortest or longest selling terms, as Wells Fargo Century may elect. If at any time or for any reason the total of all outstanding Advances and all other Obligations exceeds the Advance Limit, Client shall immediately pay the amount of the excess to Wells Fargo Century, without notice or demand.

1.3 A/R Management Fee. For Wells Fargo Century’s services hereunder, Wells Fargo Century shall receive an A/R Management Fee equal to the percentage shown on the Schedule multiplied by the gross amount of each Receivable of Client, which A/R Management Fee shall be due and payable by Client as of the date a Receivable arises, and shall then be chargeable to Client’s account with Wells Fargo Century. The maximum aggregate A/R Management Fees payable under this Agreement for each Contract Year hereof shall be the amount shown in the Schedule.

2. SECURITY INTEREST.

2.1 Security Interest. To secure the payment and performance of all of the Obligations when due, Client hereby grants to Wells Fargo Century a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Client in and to the following, whether now owned or hereafter arising or acquired and wherever located:

All Receivables;

All Inventory;

All Equipment;

All General Intangibles (including without limitation all Intellectual Property and Deposit Accounts);

All Investment Property;

All Other Property; and

Any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the above, and all Client’s books relating to any of the above.

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3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CLIENT.

In order to induce Wells Fargo Century to enter into this Agreement and to make Advances, Client represents and warrants to Wells Fargo Century as follows, and Client covenants that the following representations will continue to be true, and that Client will at all times comply with all of the following covenants:

3.1 Corporate Existence and Authority. Client is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Client is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on Client. The execution, delivery and performance by Client of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Client in accordance with their terms, (iii) do not violate Client’s articles or certificate of incorporation, or Client’s by-laws, or any law or any material agreement or instrument which is binding upon Client or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon Client or its property.

3.2 Name; Trade Names and Styles. The name of Client set forth in the heading to this Agreement is its correct name. Listed on the Schedule are all prior names of Client and all of Client’s present and prior trade names. Client shall give Wells Fargo Century 30 days’ prior written notice before changing its name or doing business under any other name. Client has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Client’s chief executive office. In addition, Client has places of business and Collateral is located only at the locations set forth on the Schedule. Client will give Wells Fargo Century at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Client’s Address or one of the locations set forth on the Schedule.

3.4 Title to Collateral. Client is now, and will at all times in the future be, the sole owner of all the Collateral, except for specific items of Equipment which are leased by Client. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for the security interest in favor of Wells Fargo Century and purchase money security interests in specific items of equipment. Wells Fargo Century now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral (except for purchase money security interests in specific items of equipment), and Client will at all times defend Wells Fargo Century and the Collateral against all claims of others. None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Client will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Client will maintain the Collateral in good working condition, ordinary wear and tear excepted, and Client will not use the Collateral for any unlawful purpose. Client will immediately advise Wells Fargo Century in writing of any material loss or damage to the Collateral.

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WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

3.6 Books and Records. Client has maintained and will maintain at Client’s Address complete and accurate books and records, comprising an accounting system in accordance with generally accepted accounting principles.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Wells Fargo Century have been, and will be, prepared in conformity with generally accepted accounting principles and now and in the future will completely and fairly reflect the financial condition of Client, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Wells Fargo Century and the date hereof, there has been no material adverse change in the financial condition or business of Client. Client is now and will continue to be solvent at all times.

3.8 Tax Returns and Payments; Pension Contributions. Client has timely filed (after any legal extension obtained), and will timely file (after any legal extension obtained), all tax returns and reports required by applicable law, and Client has timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by Client.

3.9 Compliance with Law. Client has complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations, including, but not limited to, those relating to Client’s ownership of real or personal property, the conduct and licensing of Client’s business, and all environmental matters. All proceeds of all Advances shall be used solely for lawful business purposes.

3.10 Litigation. Except as disclosed in the Schedule, there is no claim, suit, litigation, proceeding or investigation pending or threatened against or affecting Client involving more than $500,000. Client will promptly inform Wells Fargo Century in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Client involving any claim of $500,000 or more.

4. RECEIVABLES.

4.1 Representations Relating to Receivables.  Client represents and warrants to Wells Fargo Century as follows: Each Receivable with respect to which Advances are requested by Client shall, on the date each Advance is requested and made, represent an undisputed, bona fide, existing, unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, in the ordinary course of Client’s business.

4.2 Representations Relating to Documents and Legal Compliance. Client represents and warrants to Wells Fargo Century as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Receivables are and shall be true and correct and all such invoices, instruments and other documents and all of Client’s books and records are and shall be genuine and all signatories and endorsers have the capacity to contract. All sales and other transactions underlying or giving rise to each Receivable shall comply with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all Receivables are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

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WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

4.3 Schedules and Documents relating to Receivables.  Client shall deliver to Wells Fargo Century transaction reports and loan requests, schedules and assignments of all Receivables and the invoices relating thereto, and schedules of collections, all on Wells Fargo Century’s standard forms, on a weekly basis or as otherwise requested by Wells Fargo Century; but Client’s failure to execute and deliver the same shall not affect or limit Wells Fargo Century’s security interest and other rights in all of Client’s Receivables, nor shall Wells Fargo Century’s failure to advance or lend against a specific Receivable affect or limit Wells Fargo Century’s security interest and other rights therein. Together with each such schedule and assignment, or later if requested by Wells Fargo Century, Client shall furnish Wells Fargo Century with copies (or, after the occurrence and during the continuation of an Event of Default, at Wells Fargo Century’s request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Receivables, and Client warrants the genuineness of all of the foregoing. Client shall also furnish to Wells Fargo Century an aged accounts receivable trial balance in such form and at such intervals as Wells Fargo Century shall request. In addition, Client shall deliver to Wells Fargo Century the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Receivables, immediately upon receipt thereof and in the same form as received, with all necessary endorsements.

4.4 Collection of Receivables. Before any Advances are made hereunder, Client, Wells Fargo Century and a bank acceptable to Wells Fargo Century shall enter into a restricted account agreement, in form acceptable to Wells Fargo Century in its sole discretion, and said agreement shall continue in full force and effect throughout the term of this Agreement and so long as any Obligations remain unpaid. Client shall direct all Account Debtors to make all payments on all Receivables to the account that is the subject of said restricted account agreement (the “Restricted Account”), and all invoices issued by Client shall state that payment thereon is to be made to the Restricted Account. Said restricted account agreement shall provide that all collections received shall be remitted, on a daily basis, to Wells Fargo Century, to be applied to the Obligations in such order as Wells Fargo Century shall determine in its sole discretion. If, for any reason, Client shall receive payment of any Receivables or any proceeds of any other Collateral, Client shall hold all of the same in trust for Wells Fargo Century, and Client shall immediately deposit all such payments in the Restricted Account, within one business day after receipt of the same, in their original form, duly endorsed.

4.5 Disputes. Client shall notify Wells Fargo Century promptly of all disputes or claims relating to Receivables on the regular reports to Wells Fargo Century. Client shall not forgive, or settle any Receivable for less than 90% of the original amount of such Receivable, or agree to do any of the foregoing, without Wells Fargo Century’s prior written consent.

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4.6 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Client in the ordinary course of its business, Client shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount (sending a copy to Wells Fargo Century). In the event any attempted return occurs after the occurrence of any Event of Default, Client shall (i) not accept any return without Wells Fargo Century’s prior written consent, (ii) hold the returned Inventory in trust for Wells Fargo Century, (iii) segregate all returned Inventory from all of Client’s other property, (iv) conspicuously label the returned Inventory as Wells Fargo Century’s property, and (v) immediately notify Wells Fargo Century of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Wells Fargo Century’s request deliver such returned Inventory to Wells Fargo Century.

4.7 Verification. Client has informed Wells Fargo Century that the certified public accounting firm engaged by Client contacts Account Debtors from time to time to verify the validity, amounts and other matters relating to Receivables. Client hereby authorizes Wells Fargo Century to obtain all of such information from Client’s certified public accountants from time to time and will instruct them to provide all such information to Wells Fargo Century at its request. If at any time such certified public accounting firm informs Wells Fargo Century that such certified public accounting firm no longer contacts Account Debtors for such verification, Client authorizes Wells Fargo Century to thereafter do so on an anonymous basis. Wells Fargo Century or its designee may, at any time upon the occurrence and during the continuation of any Event of Default, notify Account Debtors that the Receivables have been assigned and transferred to Wells Fargo Century.

4.8 No Liability.  Wells Fargo Century shall not under any circumstances be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to a Receivable, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Receivable, or for settling any Receivable in good faith for less than the full amount thereof, nor shall Wells Fargo Century be deemed to be responsible for any of Client’s obligations under any contract or agreement giving rise to a Receivable, except in the case of Wells Fargo Century’s gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF THE CLIENT.

5.1 Insurance. Client shall, at all times, insure all of the Collateral and carry such other business insurance, with insurers reasonably acceptable to Wells Fargo Century, in such form and amounts as Wells Fargo Century may reasonably require, and Client shall provide evidence of such insurance to Wells Fargo Century, so that Wells Fargo Century is satisfied that such insurance is, at all times, in full force and effect. All such insurance policies shall name Wells Fargo Century as the exclusive additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Wells Fargo Century. Upon receipt of the proceeds of any such insurance, Wells Fargo Century shall apply such proceeds in reduction of the Obligations in such order as Wells Fargo Century shall determine in its sole discretion. If Client fails to provide or pay for any insurance, Wells Fargo Century may, but is not obligated to, obtain the same at Client’s expense. Client shall promptly deliver to Wells Fargo Century copies of all reports made to insurance companies.

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5.2 Reports. Client, at its expense, shall provide Wells Fargo Century with the written reports set forth in the Schedule, and such other written reports with respect to Client, as Wells Fargo Century shall from time to time reasonably specify, including without limitation accounts payable agings, aged by invoice date, and outstanding or held check registers, and inventory reports, all in such form and with such detail as Wells Fargo Century shall reasonably specify. Client shall also cause all individual Guarantors, if any, to furnish to Wells Fargo Century his/her personal financial statement in form and substance acceptable to Wells Fargo Century (but no more frequently than once in any twelve-month period).

5.3 Access to Collateral, Books and Records. At reasonable times, and on two Business Days’ notice, Wells Fargo Century, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Client’s books and records; provided, that after the occurrence and during the continuation of an Event of Default, no notice shall be required. The foregoing inspections and audits shall be at Client’s expense and the charge therefor shall be $750 per person per day for the time of Wells Fargo Century’s personnel, or such other amount as shall represent Wells Fargo Century’s then standard charge for the same, plus all out-of-pocket expenses incurred by Wells Fargo Century in connection therewith; provided, that audit expenses during any Contract Year shall not exceed $10,000 and Client shall only be obligated to pay for 1 full appraisal and two desktop appraisals during any Contract Year, except that from and after the occurrence and during the continuation of an Event of Default all fees and costs incurred by Wells Fargo Century with respect to all audits and appraisals shall be at Client’s expense.

5.4 Remittance of Proceeds.  Except for sums to be deposited in the Restricted Account as provided in Section 4.4 above, all proceeds arising from the sale or other disposition of any Collateral shall be delivered, in kind, by Client to Wells Fargo Century in the original form in which received by Client not later than the following business day after receipt by Client, to be applied to the Obligations in such order as Wells Fargo Century shall determine. Client shall not commingle proceeds of Collateral with any of Client’s other funds or property, and shall hold such proceeds separate and apart from such other funds and property and in an express trust for Wells Fargo Century. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

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WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

5.5 Negative Covenants. Client shall not, without Wells Fargo Century’s prior written consent, do any of the following: (i) merge or consolidate with another corporation or entity; (ii) acquire any assets, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except that, provided no Default or Event of Default has occurred and is continuing, Client may sell finished Inventory in the ordinary course of Client’s business and Client may trade-in or dispose of obsolete or unneeded Equipment in good faith arm’s length transactions, in the ordinary course of business; (v) store any Inventory or other Collateral with any warehouseman or other third party, except for storage of Inventory with a public warehouse in the ordinary course of business where there is in place an agreement between Wells Fargo Century and such warehouseman in form and substance satisfactory to Wells Fargo Century in its discretion; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets, or purchase the stock or other securities of, or make any other investment in, any other Person; (viii) incur any debts, outside the ordinary course of business; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity; (x) pay or declare any dividends on Client’s stock (except for dividends payable solely in stock of Client); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Client’s stock; (xii) make any change in Client’s capital structure which would have a material adverse effect on Client or on the prospect of repayment of the Obligations; or (xiii) dissolve or elect to dissolve; or (xiv) make any Capital Expenditure in excess of $1,000,000 in any fiscal year; (xv) amend, modify or waive any term or provision of its Certificate of Incorporation or By-Laws unless required by law; or (xvi)  agree to do any of the foregoing.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Wells Fargo Century with respect to any Collateral or in any manner relating to Client, Client shall, without expense to Wells Fargo Century, make available Client and its officers, employees and agents, and Client’s books and records, without charge, to the extent that Wells Fargo Century may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Notification of Changes.  Client will promptly notify Wells Fargo Century in writing of any change in its officers or directors, the opening of any new bank account or other Deposit Account, and any material adverse change in the business or financial affairs of Client.

5.8 Further Assurances. Client agrees, at its expense, on request by Wells Fargo Century, to execute all documents and take all actions, as Wells Fargo Century may deem reasonably necessary or useful in order to perfect and maintain Wells Fargo Century’s perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

5.9 Indemnity. Client hereby agrees to indemnify the following persons (collectively, the “Indemnitees”): Wells Fargo Century and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including attorneys’ fees), of every nature, character and description, which any Indemnitee may sustain or incur based upon or arising out of any of the Obligations, any actual or alleged failure to collect and pay over any withholding or other tax relating to Client or its employees, any relationship or agreement between Wells Fargo Century and Client, any actual or alleged failure of Wells Fargo Century to comply with any writ of attachment or other legal process relating to Client or any of its property, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by any Indemnitee relating to Client or the Obligations. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

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6. TERM.

6.1 Maturity Date. Subject to early termination as provided in Section 6.2, this Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”); provided that the Maturity Date shall automatically be extended, and this Agreement shall automatically and continuously renew, for successive additional terms of one year each, unless Client gives written notice to Wells Fargo Century, not less than sixty days prior to the next Maturity Date, that Client elects to terminate this Agreement effective on the next Maturity Date .

6.2 Early Termination. This Agreement may be terminated (i) by Wells Fargo Century or Client prior to the Maturity Date at any time (whether or not an Event of Default has occurred) effective 60 days after written notice of termination is given by Wells Fargo Century to Client or by Client to Wells Fargo Century, as the case may be; or (ii) by Wells Fargo Century at any time after the occurrence of an Event of Default, without notice, effective immediately; provided that an early termination by Client in the first and second Contract Years shall not be effective until and unless the Early Termination Fee set forth in the Schedule is paid by Client to Wells Fargo Century on or prior to such termination date, which Early Termination Fee Client hereby agrees to pay on or prior to such termination date; provided, further, that if such early termination is due to a refinancing through Wells Fargo Bank, N.A. or any of its affiliates, then no Early Termination Fee shall be due and payable.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Client shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Wells Fargo Century’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that, without limiting the fact that Advances are subject to the discretion of Wells Fargo Century, Wells Fargo Century may, in its sole discretion, refuse to make any further Advances after termination. No termination shall in any way affect or impair any right or remedy of Wells Fargo Century, nor shall any such termination relieve Client of any Obligation to Wells Fargo Century, until all of the Obligations have been paid and performed in full.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Client shall give Wells Fargo Century immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Wells Fargo Century by Client or any of Client’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect; or (b) Client shall fail to pay when due any Advance or any interest thereon or any other monetary Obligation; or (c) the total Advances and other Obligations outstanding at any time shall exceed the Advance Limit (except pursuant to a written agreement between Wells Fargo Century and Client) for two (2) business days following notice from Wells Fargo Century; or (d) Client shall fail to perform any material non-monetary Obligation and such failure shall continue for ten (10) days; or (e) any levy, assessment, attachment, seizure, lien or encumbrance is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or (f) Client breaches any material contract or obligation, which has or may reasonably be expected to have a material adverse effect on Client’s business or financial condition and such failure shall continue for ten (10) days; or (g) dissolution, termination of existence, insolvency, business failure or temporary or permanent suspension of business of Client or any Guarantor; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Client or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (h) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing or death of any Guarantor; or (i) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (j) any person acquires beneficial ownership, directly or indirectly, of more than 50% of the voting stock of Client [,other than Joseph Ram, CEO], without the prior written consent of Wells Fargo Century; or (k) Client shall generally not pay its debts as they become due, or Client shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (l) there shall be a material adverse change in Client’s business or financial condition.

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7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Wells Fargo Century, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Client), may do any one or more of the following: (a) Cease making Advances or otherwise extending credit to Client under this Agreement or any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Client hereby authorizes Wells Fargo Century without judicial process to enter onto any of Client’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Wells Fargo Century deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Wells Fargo Century seek to take possession of any of the Collateral by Court process, Client hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Wells Fargo Century retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Client to assemble any or all of the Collateral and make it available to Wells Fargo Century at places designated by Wells Fargo Century which are reasonably convenient to Wells Fargo Century and Client, and to remove the Collateral to such locations as Wells Fargo Century may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Wells Fargo Century shall have the right to use Client’s premises, vehicles, hoists, lifts, cranes, equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Wells Fargo Century obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Wells Fargo Century shall have the right to conduct such disposition on Client’s premises without charge, for such time or times as Wells Fargo Century deems reasonable, or on Wells Fargo Century’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Wells Fargo Century may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Client of any liability Client may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand and receive possession of any of Client’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Wells Fargo Century with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest Contract Rate applicable to any of the Obligations. Without limiting any of Wells Fargo Century’s rights and remedies, from and after the occurrence of any Event of Default, the Contract Rate applicable to the Obligations shall be increased by an additional three percent per annum.

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7.3 Standards for Determining Commercial Reasonableness. Client and Wells Fargo Century agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Client at least seven days prior to the sale, and, in the case of a public sale, notice of the sale is published at least seven days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Wells Fargo Century, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Wells Fargo Century may (but is not obligated to) direct any prospective purchaser to ascertain directly from Client any and all information concerning the same. Wells Fargo Century shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

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7.4 Power of Attorney. Client grants to Wells Fargo Century an irrevocable power of attorney coupled with an interest, authorizing and permitting Wells Fargo Century (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Client, and at Client’s expense, to do any or all of the following, in Client’s name or otherwise, but Wells Fargo Century agrees to exercise the following powers in a commercially reasonable manner: (a) Execute on behalf of Client any documents that Wells Fargo Century may, in its sole discretion, deem advisable in order to perfect and maintain Wells Fargo Century’s security interest in the Collateral, or in order to exercise a right of Client or Wells Fargo Century, or in order to fully consummate all the transactions contemplated under this Agreement, or under any and all other present and future agreements; (b) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Client upon any instruments, or documents, evidence of payment or Collateral that may come into Wells Fargo Century’s possession; (c) After the occurrence and during the continuance of any Event of Default, without limiting Wells Fargo Century’s other rights and remedies, do any of the following: (i) Grant extensions of time to pay, compromise claims and settle Receivables and Other Property for less than face value and execute all releases and other documents in connection therewith; (ii) Pay any sums required on account of Client’s taxes or to secure the release of any liens therefor; (iii) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (iv) instruct the post office authorities to direct the Client’s mail to Wells Fargo Century.

7.5 Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Wells Fargo Century first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Wells Fargo Century in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Wells Fargo Century shall determine in its sole discretion. Any surplus shall be paid to Client or other persons legally entitled thereto; Client shall remain liable to Wells Fargo Century for any deficiency. If Wells Fargo Century, in its sole discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Wells Fargo Century shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Wells Fargo Century of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Wells Fargo Century shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Wells Fargo Century and Client, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Wells Fargo Century of one or more of its rights or remedies shall not be deemed an election, nor bar Wells Fargo Century from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Wells Fargo Century to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

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8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on a Receivable.

“Advances” has the meaning set forth in Section 1.2 above.

“Agreement” and “this Agreement” means this Loan, Security and Bulk Purchase Agreement and all modifications and amendments thereto, extensions thereof, and replacements therefor.

“Capital Expenditures” means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

“Capital Lease” means any lease of property by Client that, in accordance with generally accepted accounting principles, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Client.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California on the date hereof.

“Collateral” has the meaning set forth in Section 2.1 above.

“Contract Year” means the twelve-month period commencing on the date hereof and each subsequent twelve-month period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Deposit Account” means all of the following, now owned and hereafter acquired by Client: all “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Eligible Inventory” means Inventory which Wells Fargo Century, in its sole and absolute discretion, determines (i) consists of finished goods, in good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of work in process, packaging materials, accessories or supplies; (ii) meets all standards imposed by any governmental agency or authority; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to Wells Fargo Century’s duly perfected, first priority security interest; and (v) is situated at the location shown in the Schedule.

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“Eligible Receivables” means Receivables which meet the following minimum requirements and criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) the merchandise or services has not been rejected or disputed by the customer and there shall not have been asserted any offset, defense or counterclaim; (d) the Receivable continues to be in full conformity with the representations and warranties made by Client to Wells Fargo Century with respect thereto; (e) Wells Fargo Century is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended; (f) the Receivable is documented by an invoice in a form approved by Wells Fargo Century and is not to be unpaid more than 90 days from invoice date; (g) less than 20% of the unpaid amount of invoices due from such Account Debtor remain unpaid more than 90 days from invoice date (cross ageing); (h) the Receivable is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable unless such instrument is duly endorsed to Wells Fargo Century and in Wells Fargo Century’s possession or represents a check in payment of a Receivable; (i) if the customer is located outside of the United States, the goods which gave rise to such Receivable were shipped after receipt by Wells Fargo Century from or on behalf of the customer of either (1) an irrevocable letter of credit, assigned and delivered to Wells Fargo Century and confirmed by a financial institution acceptable to Wells Fargo Century and is in form and substance acceptable to Wells Fargo Century, payable in the full amount of the Receivable in United States dollars at a place of payment located within the United States, or (2) credit insurance from an insurance company acceptable to Wells Fargo Century insuring such Receivable, which credit insurance names Wells Fargo Century as loss payee or beneficiary; (j) the Receivable is not subject to any lien; (k) the Receivable does not arise out of transactions with any of Client’s employees, officers, agents, directors, stockholders or affiliates; (l) the Receivable is payable to Client; (m) the Receivable does not arise out of a bill and hold sale prior to shipment, and if the Receivable arises out of a sale to any customer to whom Client is indebted, the amount of such indebtedness, and any anticipated indebtedness, is deducted in determining the face amount of such Receivable; (n) the Receivable is net of any returns, discounts, claims, credits and allowances; (o) if the Receivable arises out of contracts between Client and the United States, any state, or any department, agency or instrumentality of any of them, Client has so notified Wells Fargo Century, in writing, prior to the creation of such Receivable, and, if Wells Fargo Century so requests, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act; (p) the Receivable is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by Client, or work, labor and/or services rendered by Client; (q) the Receivable does not arise out of progress billings prior to completion of the order; and (r) the Receivable is otherwise satisfactory to Wells Fargo Century as determined in good faith in the reasonable exercise of Wells Fargo Century’s discretion.

“Equipment” means all of the following, now owned and hereafter acquired by Client: all “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

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“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“General Intangibles” means all of the following, now owned and hereafter acquired by Client: all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, Deposit Accounts, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guarantor” means any Person who has guaranteed any of the Obligations.

“Intellectual Property” means all of the following, now owned and hereafter acquired by Client: all (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Client connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all of the following, now owned and hereafter acquired by Client: all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Client’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment Property” means all of the following, now owned and hereafter acquired by Client: all investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated,

“Obligations” means all present and future Advances, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Client or any of its subsidiaries or affiliates to Wells Fargo Century or its parent or any of its subsidiaries or affiliates, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment or as a result of the bulk purchasing by Wells Fargo Century, or by Wells Fargo Century’s parent, subsidiary or affiliates, of the accounts owing from Client to others, or as a result of any participation by Wells Fargo Century in Client’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, loan fees, termination fees, minimum interest charges and any other sums chargeable to Client under this Agreement or under any other present or future instrument or agreement between Client and Wells Fargo Century.

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WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

“Other Property” means all of the following, now owned and hereafter acquired by Client: all of the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: “documents”, “instruments”, “chattel paper”, “letters of credit”, “fixtures”, and “money”, and all other tangible and intangible personal property and rights of any other kind which are not included in the other items of Collateral, whether or not covered by the Code.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Receivables” means all of the following, now owned and hereafter acquired by Client: all “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made (whether or not earned by performance), and all guaranties and other security therefor, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Computations. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Wells Fargo Century (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Wells Fargo Century on account of the Obligations on the Business Day of receipt by Wells Fargo Century of immediately available funds. Wells Fargo Century shall not, however, be required to credit Client’s account for the amount of any item of payment which is unsatisfactory to Wells Fargo Century in its discretion, and Wells Fargo Century may charge Client’s account for the amount of any item of payment which is returned to Wells Fargo Century unpaid.

9.2 Application of Payments; Accountings. All payments with respect to the Obligations may be applied, and in Wells Fargo Century’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Wells Fargo Century shall determine in its sole discretion. Wells Fargo Century may, in its discretion, require that Client pay monetary Obligations in cash to Wells Fargo Century, or charge them to Client’s account, in which event they will bear interest at the same rate applicable to the Advances. Wells Fargo Century shall provide Client monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Client and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Wells Fargo Century), unless Client notifies Wells Fargo Century in writing to the contrary within sixty days after each account is rendered, describing the nature of any alleged errors or admissions.

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9.3 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, by reputable private delivery service, by regular first-class mail or certified mail return receipt requested, addressed to Wells Fargo Century or Client at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party or by electronic mail (at such email addresses as Wells Fargo Century or Client, as applicable, may designate to each other in accordance herewith). All notices shall be deemed to have been given upon actual receipt in the case of notices personally delivered, upon the receipt of confirmation of receipt in the case of notices delivered by electronic mail, or at the expiration of one business day following delivery to the private delivery service, or two business days following the deposit thereof in the United States mail, with postage prepaid.

9.4 Attorneys Fees and Costs. Client shall reimburse Wells Fargo Century for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Wells Fargo Century, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, all reasonable attorneys’ fees and costs Wells Fargo Century incurs in order to do the following: prepare and negotiate this Agreement and any present or future documents relating to this Agreement and any waiver, amendment, supplement, consent or modification hereof or thereof; obtain legal advice in connection with this Agreement or Client; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; obtaining or enforcing payment of any Obligation, commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; protect, obtain possession of, lease, dispose of, or otherwise enforce Wells Fargo Century’s security interest in, the Collateral; and otherwise represent Wells Fargo Century in any litigation relating to Client. If either Wells Fargo Century or Client files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.

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9.5 Waivers. The failure of Wells Fargo Century at any time or times to require Client to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Client and Wells Fargo Century shall not waive or diminish any right of Wells Fargo Century later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Client and delivered to Wells Fargo Century shall be deemed to have been waived by any act or knowledge of Wells Fargo Century or its agents or employees, but only by a specific written waiver signed by an authorized officer of Wells Fargo Century and delivered to Client. Client waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, Receivable, General Intangible, document or guaranty at any time held by Wells Fargo Century on which Client is or may in any way be liable, and notice of any action taken by Wells Fargo Century, unless expressly required by this Agreement. NEITHER WELLS FARGO CENTURY NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO CLIENT OR TO ANY OTHER PARTY FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

9.6 General. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Client and Wells Fargo Century; provided, however, that Client may not assign or transfer any of its rights under this Agreement without the prior written consent of Wells Fargo Century, and any prohibited assignment shall be void. No consent by Wells Fargo Century to any assignment shall release Client from its liability for the Obligations. If Client consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Client shall not constitute a compromise with, or a release of, any other Client. This Agreement and all acts and transactions hereunder and all rights and obligations of Wells Fargo Century and Client shall be governed by the laws of the State of California. Client (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Wells Fargo Century’s option, be litigated in courts located within, and that the exclusive venue therefor shall be the State of California; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Client may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding. Paragraph headings are only used in this Agreement for convenience, and shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term “including”, whenever used in this Agreement, shall mean “including (but not limited to)”. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Wells Fargo Century or Client under any rule of construction or otherwise. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Client and Wells Fargo Century and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Client and a duly authorized officer of Wells Fargo Century. Time is of the essence in the performance by Client of each and every obligation under this Agreement.

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9.7 Mutual Waiver of Jury Trial. CLIENT AND WELLS FARGO CENTURY EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN WELLS FARGO CENTURY AND CLIENT, OR ANY CONDUCT, ACTS OR OMISSIONS OF WELLS FARGO CENTURY OR CLIENT OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH WELLS FARGO CENTURY OR CLIENT, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.8 Reference Provision.

(a) The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in the Loan Documents (defined below), but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable until: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is valid or enforceable; or (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type in the Loan Documents and, as a result, such waivers become enforceable.

(b) Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between Wells Fargo Century and the Client (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”).

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(c) The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(d) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(g) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

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(h) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(i) THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

10. USA PATRIOT ACT.

Wells Fargo Century shall have received, sufficiently in advance of the closing date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act (Title III of Pub L. 107-56) (the “Act”). Wells Fargo Century hereby notifies the Client that pursuant to the requirements of the Act, its is required to obtain, verify and record information that identifies the Client, which information includes the name and addresses of the Client, and other information that will allow Wells Fargo Century to identify the Client in accordance with the Act. The Client shall and shall cause its subsidiaries, to provide such information and take such actions as requested by Wells Fargo Century in order to assist Wells Fargo Century in maintaining compliance with the Act.

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CLIENT	WELLS FARGO CENTURY

INFOSONICS CORPORATION, INC.		WELLS FARGO CENTURY, INC.

By	/s/ Joseph Ram	By	/s/ Kevin Sullivan
Name	Joseph Ram	Name	Kevin Sullivan
Title	CEO	Title:	Executive Vice President, Western Regional Manager

S-1
Loan, Security and Bulk Purchase Agreement

WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

SCHEDULE TO
LOAN, SECURITY AND BULK PURCHASE Agreement

Client:	INFOSONICS CORPORATION
Address:	4350 Executive Drive, #100
San Diego, CA 92121
Date:	April 30, 2008

This Schedule is an integral part of the Loan, Security and Bulk Purchase Agreement between Wells Fargo Century, Inc. (“Wells Fargo Century”) and the above client (“Client”) of even date.

1.	ADVANCE LIMIT

(Section 1.1):	An amount not to exceed the lesser of $45,000,000 (“Maximum Discretionary Line Amount”) or the sum of (a) and (b) below:
(a) 85% of the net amount of Client’s Eligible Receivables (as defined in Section 8 above); plus

(b)       the lesser of (i) 50% of the value of Client’s Eligible Inventory (as defined in Section 8 above) and (ii) 85% of the net orderly liquidation value (as determined by an independent third-party inventory appraisal acceptable to Wells Fargo Century), which is located at Client’s Address, 1411 N.W. 84th Avenue, Miami [Dorel], Florida and at any other location where Wells Fargo Century has received a signed collateral access agreement in form and substance acceptable to it; provided that the amount under this subsection 1(b) shall not exceed the lesser of (i) 30% of total Advances outstanding at any given time, and (ii) $8,000,000. “Value” of Client’s Eligible Inventory shall mean the lower of cost or wholesale market value thereof, as determined by Wells Fargo Century in its sole discretion.

(c) based on the formula set forth in (b) above, the initial advance rates against Inventory by product type as of the date hereof are:

Product	Initial Advance Rate

Very Kool	20.0%
LG	50.0%
Samsung	50.0%
Other Brands	30.00%

WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

2.	INTEREST.

Contract Rate (Section 1.2):

A rate equal to, at Client’s option, (i) the “Prime Rate” (as defined below), in effect from time to time, minus 0.50% per annum, or (ii) the “LIBOR Rate” (as defined below), in effect from time to time, plus 2.0% per annum (the sum of the LIBOR Rate and such margin is herein referred to as the “Adjusted LIBOR Rate"), which margin shall be reduced to 1.75% if the Client achieves net operating profit for its fiscal year 2008.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The Contract Rate in each month shall be based on the Prime Rate on the last Business Day of the preceding month. “Prime Rate” means the “prime rate” announced from time to time by Wells Fargo Bank N.A. (or such other bank as Wells Fargo Century shall select in its discretion) as its “prime” or base rate for commercial loans, whether or not that rate is the lowest interest rate charged by said bank. “LIBOR Rate” means the one (1) month average of rates which are listed as the Three (3) Month “London Interbank Offered Rate (Libor)” (for Dollars), as published in the Money Rates section of the Wall Street Journal on each Business Day of such calendar month. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in London and/or Los Angeles are authorized or required by law to close.

Notwithstanding the foregoing, the Client agrees that Wells Fargo Century may from time to time review the Adjusted LIBOR Rate formula set forth above, based on its own cost of funds, and if it determines in its reasonable discretion that offering the foregoing Adjusted LIBOR Rate is not economically feasible to it, and if the parties are then unable to agree on a revised formula for the Adjusted LIBOR Rate, then the effective rate shall be the Prime Rate, and the LIBOR Rate shall no longer be available hereunder.

At any time from and after the occurrence and during the continuation of an Event of Default, Wells Fargo Century may in its discretion increase the Contract Rate by up to 3.0% per annum.

3.	A/R MANAGEMENT FEE (SECTION 1.3):

A/R Management Fee:
0.10% of the gross invoice amount of each Receivable, computed as provided in, and subject to the provisions of, Section 1.3 and the other provisions of this Loan, Security and Bulk Purchase Agreement.

Maximum Annual A/R Management Fee:	$100,000 per Contract Year.

WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

4.	LITIGATION (Section 3.10)

Securities Class Actions

In the securities class action, captioned In Re: InfoSonics Corporation Securities Litigation, Lead Case No. 06 CV 1231, now pending before Judge Sammartino in the United States District Court for the Southern District of California, Plaintiffs filed a second amended consolidated complaint on September 10, 2007 against the Company and certain of its officers and directors. The second amended consolidated complaint alleges violations of Section 10(b) of the Exchange Act and associated Rule 10b-5, Section 20(a) and Section 20A in connection with the announcement of the Company’s restatement of first quarter 2006 earnings and in connection with allegedly false and/or misleading statements related to the Company’s distribution of the VK Mobile phone. Plaintiffs seek a declaration that their action is a proper class action pursuant to Rule 23(a) and (b)(3), unspecified damages, prejudgment and post-judgment interest, attorneys’ fees, expert witness fees, other costs, and other unspecified relief. The plaintiffs purport to represent a class of purchasers of the Company’s stock during the period February 6, 2006 to August 9, 2006.

On October 1, 2007, the defendants filed a motion to dismiss the second amended consolidated complaint on the grounds, among others, that the plaintiffs had failed to adequately plead violations of the securities laws. On February 15, 2008, the Court held a hearing on the motion to dismiss and thereafter took the matter under submission. At this time, discovery has not begun and no trial date has been set by the Court.

Derivative Action

In the derivative action, captioned In Re InfoSonics Corporation Derivative Litigation, Lead Case No. 06 CV 1336, now pending before Judge Sammartino in the United States District Court for the Southern District of California, plaintiffs filed a consolidated complaint on November 6, 2006 purportedly on behalf of the Company against certain of its officers and directors, and the Company as a nominal defendant. The consolidated complaint alleges claims for violations of Section 14(a) of the Exchange Act, Sections 25402 and 25403 of the California Corporations Code, disgorgement under the Sarbanes-Oxley Act of 2002, breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, rescission, a constructive trust, and an accounting, in connection with the Company’s restatement of first quarter 2006 earnings and in connection with allegations of wrongdoing with respect to granting, exercising, accounting and reporting of the stock options that the Company granted in December 2005. Plaintiffs seek unspecified damages, declaratory relief regarding the Sarbanes-Oxley Act of 2002, Section 14(a) of the Exchange Act, and the legality of stock options, a constructive trust, restitution, disgorgement, modification of certain corporate governance and internal procedures, extraordinary equitable and/or injunctive relief, costs, and such other relief as is just and proper.

WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

Defendants filed a motion to dismiss the consolidated complaint on the grounds, among others, that the plaintiffs had failed to make a demand on the Company’s board of directors and to adequately allege their other purported claims. On September 4, 2007, the Court granted defendants’ motion to dismiss for failure to make a demand on the board, and also granted with prejudice the motion to dismiss the Sarbanes-Oxley claim. The Court denied the other grounds for dismissal. On March 4, 2008, the Court entered an order continuing the deadline for plaintiffs to file an amended complaint to June 3, 2008. At this time, discovery on the merits has not begun and no trial date has been set by the Court.

5.	MATURITY DATE

(Section 6.1):	April 30, 2010, subject to automatic renewal as provided in Section 6.1 above, and early termination as provided in Section 6.2 above.

6.	EARLY TERMINATION FEE.

(Section 6.2):

First Contract Year: 1.0% of the Maximum Discretionary Line Amount.

Second Contract Year: 0.5% of the Maximum Discretionary Line Amount.

7.	REPORTING.

(Section 5.3):

Client shall provide Wells Fargo Century with the following:

1.	Weekly inventory designations and perpetual inventory reports, by Wednesday of the following week.

2.
Monthly unaudited financial statements, on a consolidated basis with its subsidiaries, as soon as available, and in any event within 30 days after the end of each month, in form and substance acceptable to Wells Fargo Century.

3.	Monthly Receivable agings, aged by invoice date, accounts payable aging report, by vendor, and borrowing base certificate, all within 10 days after the end of each month.

WELLS FARGO CENTURY, INC.	Loan, Security and Bulk Purchase Agreement

4.	10-Q quarterly reports and 10-K annual reports as soon as available.

5.	Annual consolidated business plan and projections, prepared on a monthly basis, within 60 days prior to each fiscal year end.

6.
Annual financial statements within 90 days after the end of each fiscal year of Client, on a consolidated basis with its subsidiaries, in form and substance acceptable to Wells Fargo Century and audited by an independent certified public accountant acceptable to Wells Fargo Century.

7.	Promptly upon actual knowledge, information regarding any changes to the overall or per customer insured amounts or limits under any credit insurance policy.

8.	Such other information as Wells Fargo Century may reasonably request from time to time.

8.	ADDITIONAL PROVISIONS.

If any, and as needed.

Client:		Wells Fargo Century:
InfoSonics Corporation, Inc.		Wells Fargo Century, Inc.
By	/s/ Joseph Ram
Name	Joseph Ram	By	/s/ Kevin Sullivan
Title	CEO	Title:	Executive Vice President, Western Regional Manager